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                                                               Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 7, 2005, and the related Letter of Transmittal, and any amendments thereto, and is being made to all holders of Shares. Merger Sub (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer, Merger Sub will make a good faith effort to comply with such statute. If, after such good faith effort, Merger Sub cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                           Dixon Ticonderoga Company
                                       at
                              $7.00 Net Per Share
                                       by
                            Pencil Acquisition Corp.
                          a wholly owned subsidiary of
               F.I.L.A.-Fabbrica Italiana Lapis ed Affini S.p.A.

Pencil Acquisition Corp., a Delaware corporation ( the "Merger Sub") and a wholly owned subsidiary of F.I.L.A. - Fabbrica Italiana Lapis ed Affini S.p.A., an Italian corporation ("Fila"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Dixon Ticonderoga Company, a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 7, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to Registrar and Transfer Company (the "Depositary") will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2005, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares of
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Company Common Stock which, together with Shares of Company Common Stock then beneficially owned by Fila or Merger Sub (including, without limitations, the Shares of Company Common Stock to be sold to Merger Sub pursuant to the Stock Purchase Agreement described below) that represents at least 66_% of the then outstanding Shares, (2) there not being any change, effect, event or state of facts that has occurred which, individually or together with other changes, effects, events or state of facts, materially and adversely affects the financial condition, business, operations or results of operations of the Company and its subsidiaries taken as a whole, (3) the Company's board of directors not having withdrawn or modified or changed in an adverse manner its recommendation of the Offer and the Merger (as defined below) or recommended to the Company's stockholders an alternative acquisition proposal, and (4) there being no breach of any representations, warrants, covenant or agreement made by the Company in the Merger Agreement. The Offer is also subject to other conditions. See Section 14 of the Offer to Purchase. The "Expiration Date" of the Offer is 5:00 p.m., New York City time, on Monday, February 7, 2005, unless Merger Sub shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), Merger Sub intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 16, 2004 (the "Merger Agreement"), by and among Fila, Merger Sub and the Company. The Merger Agreement provides that, among other things, Merger Sub will make the Offer and, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Fila or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive $7.00 net per share in cash, or any greater price that is paid in the Offer in cash, without interest. The Merger Agreement is more fully described in Section 11 of the Offer.

In connection with the Merger Agreement, certain stockholders of the Company who own in the aggregate 28% of the outstanding Common Shares entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of December 16, 2004, with Merger Sub. Pursuant to the Stock Purchase Agreement, such stockholders have agreed, among other things, to sell the Shares held to Merger Sub simultaneously with the Closing of the Offer and to grant designees of Fila, under certain circumstances, a proxy with respect to the voting of such Shares in favor of the Merger, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement.
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THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE TERMS
OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER AND THE STOCK PURCHASE AGREEMENT, AND (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates (as defined in the Offer to Purchase) or Book-Entry Confirmations (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub in its sole discretion, which determination shall be final and binding on all parties. Under no circumstances will interest be paid on the Offer Price regardless of any delay in making payment for any of the Shares.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), Merger Sub reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition (as defined in the Offer to Purchase, which only may be waived with the Company's prior written consent)) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement giving Dixon the right, in certain circumstances, to compel Merger Sub to extend the Offer, and the applicable rules and regulations of the Commission, if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied, Merger Sub reserves the right (but will not be obligated) to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered or (3) extend the Offer, and, subject to the terms of the Offer (including

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the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

The Merger Agreement also provides that Merger Sub may extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended) for three to 20 business days in order to acquire at least 90% of the outstanding Shares, beginning after Merger Sub purchases Shares tendered in the Offer, during which the Company stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. "Expiration Date" means 5:00 p.m., New York City time, on Monday, February 7, 2005, unless and until Merger Sub, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Merger Sub, will expire. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after March 7, 2005. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal shall be determined by Merger Sub, in its sole discretion, and its determination shall be final and binding on all parties. None of Fila, Merger Sub, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. If Merger Sub elects to provide a Subsequent Offering Period, no withdrawal rights apply to Shares tendered during the Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

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The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided to Merger Sub its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Merger Sub's expense. Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                                [MaKenzie Logo]
                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885
                      E-mail: proxy@mackenziepartners.com
January 7, 2005